Exhibit 99.1

DPAC Technologies Reports Financial Results for the Second Quarter of 2008

HUDSON, Ohio--(BUSINESS WIRE)--DPAC Technologies Corp. (OTCBB: DPAC), a leader in device networking and connectivity solutions, today reported results for its second quarter ended June 30, 2008.

These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc., which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a “reverse merger” under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the “Company”). The results of operations are those of QuaTech prior to the merger date, and consolidated QuaTech and DPAC after the merger date of February 28, 2006.

Second Quarter Operating Results

Net sales of $2.6 million for the second quarter of 2008 decreased by 12% or $336,000 from net sales of $2.9 million in the second quarter of 2007, and decreased 16% or $478,000 from net sales of $3.0 million in the first quarter of 2008. Net sales related to the Company’s Device Connectivity products decreased by $242,000, or 14% from the quarter ended June 30, 2007, and net sales related to the Company’s Device Networking products, including the Airborne wireless product line, decreased by $94,000, or 9% from the prior year period. The Company reported an operating loss for current year quarter of $16,000 compared to an operating loss of $52,000 for the second quarter of 2007 and operating income of $56,000 for the for the first quarter of 2008. The Company reported a net loss of $111,000 as compared to a net loss of $382,000 for the prior year’s second quarter and a net loss of $340,000 for the first quarter of 2008. Total operating expenses incurred in the second quarter of 2008 of $1.1 million decreased by $86,000, or 7%, from the previous year period. The decrease was due primarily to decreases in sales and marketing expenses of $37,000 and R&D expenses of $43,000, as the Company was in the process of integrating operating departments during 2007 since the date of the Merger. The company recorded a non-cash gain of $64,000 in the current year period for the fair value adjustment for the liability for warrants. Additionally, the Company recorded a preferred stock dividend of $48,000, payable in common stock, related to the issuance of preferred stock during the first quarter of 2008.

Six Months Operating Results

Net sales of $5.6 million for the first six months of 2008 decreased by 3%, or $146,000 from net sales of $5.7 million for the same period of 2007. Net sales related to the Company’s Device Connectivity products decreased $643,000, or 17%, while net sales related to the Company’s Device Networking products, including the Airborne wireless product line, increased by $497,000, or 25% over the six months ended June 30, 2007. The Company reported an operating profit for the current year period of $40,000 as compared to an operating loss of $214,000 for the 2007 period. The Company’s net loss for the current year period totaled $451,000 as compared to $921,000 for the prior year period. Total operating expenses of $2.3 million for the current year period decreased by $240,000, or 9%, from the prior year period. Additionally, the Company recorded preferred stock dividends totaling $78,000 for the first six months of 2008, payable in common stock, related to the issuance of preferred stock during the first quarter of 2008.

Balance Sheet Summary

At June 30, 2008, the Company had a cash balance of $23,000 and a deficit in working capital of $815,000. This compares to a cash balance of $257,000 and a deficit in working capital of $3,745,000 as of December 31, 2007. As previously announced, on January 31, 2008 the Company closed on new equity and debt financing. The value of this financing, which includes the sale of preferred stock, as well as senior subordinated notes and a working capital line of credit, was for approximately $6.0 million, after deducting financing fees. The company used the proceeds from this financing to repay its existing senior debt held by National City Bank, repay its existing subordinated debt held by HillStreet Capital, notwithstanding the warrant liability, and provide additional working capital.

Comments

Chief Executive Officer and President Steve Runkel commented, “Our second quarter results reflect the challenging economic conditions in the market. I am pleased with our organization’s ability to respond to these challenging conditions. Our Q2 results reflect an increase in gross margins from 40.7% the prior year period to 44.1% this year. In addition, we were able to manage our expense levels, reflecting a 7% decrease in Operating Expenses over the same period in the prior year. This resulted in improved operating and bottom line results from the prior year periods.

“We will continue to manage our expense levels in anticipation of a continuation of our current economic climate. Our design pipeline, particularly with our Device Networking products, continues to progress, and we continue to work with our customers to help them bring those designs to production levels within their markets.”

About DPAC Technologies

DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC’s Airborne™ and AirborneDirect™ wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About QuaTech

QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

DPAC TECHNOLOGIES CORP.
Condensed Consolidated Balance Sheet Information
(Unaudited)
(In 000's)

	June 30,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$23	$257
Accounts receivable, net	1,254	1,646
Inventories	1,692	1,337
Prepaid expenses and other current assets	96	67

Total current assets	3,065	3,307

Property, net	339	357
Goodwill and intangible assets	7,846	7,989
Other assets	18	18
TOTAL	$11,268	$11,671

CURRENT LIABILITIES:
Revolving credit facility	$1,620	$1,982
Current portion of long-term debt	137	2,250
Accounts payable	1,264	1,866
Accrued restructuring costs - current	187	269
Liability for warrants	194	129
Other accrued liabilities	478	556
Total current liabilities	3,880	7,052

Accrued restructuring costs	-	52
Long-term debt, net of current portion	3,251	2,141

Net stockholders' equity	4,137	2,426

TOTAL	$11,268	$11,671

DPAC TECHNOLOGIES CORP.
Condensed Consolidated Statement of Income
(Unaudited)
(in 000's)

	For the quarter ended:		For the six months ended:
	June 30,		June 30,
	2008	2007	2008	2007

REVENUE	$2,555	$2,891	$5,588	$5,735

COST OF GOODS SOLD	1,427	1,713	3,208	3,369

GROSS PROFIT	1,128	1,178	2,380	2,366

OPERATING EXPENSES
Sales and marketing	312	349	636	772
Research and development	297	303	560	611
General and administrative	412	455	899	952
Amortization of intangible assets	123	123	245	245
Restructuring charges	-	-	-	-
Total operating expenses	1,144	1,230	2,340	2,580

INCOME (LOSS) FROM OPERATIONS	(16)	(52)	40	(214)

OTHER (INCOME) EXPENSES:
Interest expense	155	381	422	757
Fair value adjustment of put warrant liability	(64)	(54)	64	(54)
TOTAL OTHER EXPENSES	91	327	486	703

LOSS BEFORE INCOME TAXES	(107)	(379)	(446)	(917)

INCOME TAX PROVISION	4	3	6	4

NET LOSS	$(111)	$(382)	$(452)	$(921)

PREFERRED STOCK DIVIDENDS	48	-	78	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(159)	$(382)	$(530)	$(921)

NET LOSS PER SHARE:
Net Loss - Basic and diluted	$0.00	$0.00	($0.00)	($0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	93,599	92,844	93,245	92,832

CONTACT:
DPAC Technologies Corp.
Steve Vukadinovich, 330-655-9000
Chief Financial Officer
Steve.Vukadinovich@dpactech.com
or
Steve Runkel, 330-655-9000
Chief Executive Officer
Steve.Runkel@Quatech.com